Exhibit 10.7

NEEDHAM BANK

SECOND AMENDED AND RESTATED DIRECTOR RETIREMENT PLAN

THIS SECOND AMENDED AND RESTATED DIRECTOR RETIREMENT PLAN (the “Plan”) is hereby adopted, effective as of the 18th day of July, 2013, by the Board of Directors (“Board”) of Needham Bank (the “Bank”).

WHEREAS, the Bank previously established the Director Retirement Plan, effective April 1, 2006 (the “2006 Plan”) in order to induce individuals to serve as non-employee directors (“Directors”), to reward those who have served the Bank loyally for a significant number of years upon retirement from the Board, and to encourage others to serve in their stead; and

WHEREAS, the 2006 Plan was amended and restated, effective as of April 1, 2008 (“2008 Plan”) to include those directors who became members of the Board upon the acquisition of Dedham Cooperative Bank, and for certain other purposes; and

WHEREAS, the Bank and the Directors wish to further amend and restate the 2008 Plan in the manner set forth herein in order to modify the vesting schedule for directors of the Bank who become directors on or after 2009 (as further amended and restated, the “Plan”); and

WHEREAS, the 2008 Plan and the Plan as further amended and restated are intended to comply with Section 409A of the Internal Revenue Code (“Code”) and no revisions to the Plan have changed the time or form of benefit delivery under the Plan.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein contained, the Bank and the Directors agree as follows:

1.            Effective Date. The initial Effective Date of the Plan was April 1, 2006. The Plan was amended and restated effective as of April 1, 2008, and was further amended and restated effective July 18, 2013.

2.	Certain Definitions.

(a)	Annual Director Fee Amount is the amount paid to a Director during a Calendar Year as compensation for fulfilling the fiduciary duties and responsibilities of serving as a Director. The Annual Director Fee Amount shall not include amounts payable as reimbursement of expenses but shall include all amounts paid for serving as a Director, including any special or additional fees or compensation payable for serving as a member or chairman of a committee, as chairman of the Board of Directors, or as secretary or clerk, or other such special fees or compensation.

(b)	Bank is The Needham Bank and its subsidiaries.

(c)	Beneficiary shall mean the person or persons designated by a Director in accordance with Section 5 hereof to receive benefits under the Plan after the death of the Director.

(d)	Calendar Year shall mean a twelve-month period beginning on January 1, and ending on the following December 31.

(e)	Director is a person, other than an Inside Director, duly serving, on or after April 1, 2006, as a Director of the Bank pursuant to the applicable provisions of the by-laws of the Bank. A “Director” shall also include those members of the Board of Directors of Dedham Cooperative Bank who became members of an advisory board to the Bank upon the consummation of the merger of Dedham Cooperative Bank and the Bank, effective March 30, 2007. No person shall be considered to be a Director at any time when such person is also an Inside Director.

(f)	Disability shall be determined as provided in Section 4.

(g)	Full-Vesting Date, for persons who were Directors on or before December 31, 2008, shall be the date on which the Director has completed ten (10) Years of Service as a Director. For these purposes, a “Year of Service” shall have the meaning ascribed in Section 2(q) below. For any Director whose initial service on the Board commenced in the 2009 calendar year or thereafter, the Full-Vesting Date shall be the date on which the Director has completed fifteen (15) Years of Service.

If a Director was ever an Inside Director, Years of Service as a Director shall also include all periods of employment with the Bank and any predecessor in interest of the Bank, regardless of whether such periods of employment occurred before the effective date of the Plan. Notwithstanding the foregoing, any Director of the Bank who was formerly a director of the Dedham Cooperative Bank who had five (5) Years of Service for Dedham Cooperative Bank and was a party to a Director Fee Continuation Agreement with the Dedham Cooperative Bank shall be eligible for a Reduced Plan Benefit hereunder if such Director has less than 10 Years of Service at Termination of Service or has a Termination of Service before age 65.

(h)	Inside Director is a person duly serving, on or after April 1, 2006, as Director of the Bank pursuant to the applicable provisions of the by-laws of the Bank and who simultaneously is a full-time employee of the Bank.

(i)	Normal Plan Benefit shall mean, monthly, one-twelfth of an amount equal to seventy percent (70%) of the average Annual Director Fee Amount paid to a Director during the 3 consecutive Calendar Years immediately prior to the Calendar Year in which the Director ceases to serve as a Director, to be paid for 120 months. If an Inside Director becomes a Director and receives an Annual Director Fee Amount for less than 3 consecutive calendar years, the Normal Plan Benefit shall be based on the average annualized fees paid during the consecutive calendar months immediately prior to the month in which the Director ceases to serve as a Director, provided, however, an Inside Director who becomes a Director must serve as a Director for twelve (12) consecutive months in order to be eligible to receive a Normal Plan Benefit.

(j)	Partial Vesting Date shall mean, for any Director who commenced Service in or after the 2009 calendar year, the date on which the Director has five Years of Service on the Board. On the Partial Vesting Date, such Director will become 50% vested in a benefit under the Plan.

(k)	Plan shall mean the terms, conditions and benefits provided by this document and any amendment or restatement of this document.

(l)	Present Value shall mean the lump sum current value of the Normal Plan Benefit, or the remaining balance thereof, based on a 4% interest rate and determined as of the Director’s date of death.

(m)	Reduced Plan Benefit shall mean the reduced benefit to which a former director of the Dedham Cooperative Bank shall be entitled hereunder in the event of Retirement after five Years of Service as a Dedham Cooperative Bank director. In such case, the Reduced Plan Benefit shall be a monthly benefit equal to Two Hundred Fifty Dollars ($250) payable for a period of sixty (60) months. As of the effective date of this Second Amendment and Restatement of the Plan, a Reduced Plan Benefit may also be paid to a Director who commenced service on the Board in or after the 2009 calendar year, provided that such Director has five (5) Years of Service on the Board.

(n)	Retirement and Retire shall mean Termination of Service as a Director of the Bank and all its subsidiaries for any reason other than death, Disability (provided in Section 4) or Specially Defined Cause.

(o)	Specially Defined Cause shall mean committing fraud, misappropriation or embezzlement in the performance of duties as a Director of the Bank, or willfully engaging in violations of material banking regulations. For purposes of this provision, no act, or failure to act, on the part of the Director shall be considered “willful” unless it is done, or omitted to be done, by the Director in bad faith or without reasonable belief that the Director’s action or omission was in the best interests of the Bank. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board of Directors of the Bank or based upon the advice of counsel for the Bank shall be conclusively presumed to be done, or omitted to be done, by the Director in good faith and in the best interests of the Bank. Notwithstanding the foregoing, the Director shall not be deemed to have been discharged for Specially Defined Cause unless and until there shall have been delivered to him a copy of a certification by the Clerk of the Bank that the Board of Directors of the Bank (exclusive of the subject Director) pursuant to the Director removal provisions contained in the Bank’s By-Laws found that the Director was guilty of conduct which is deemed to be Specially Defined Cause as defined in this Section and specifying the particulars thereof, after reasonable notice to the Director setting forth in reasonable detail the nature of such Specially Defined Cause and an opportunity for him, together with his counsel, to be heard before the Board of Directors of the Bank.

(p)	Termination of Service shall be interpreted consistent with the term “Separation from Service” under Code Section 409A(a)(2)(a)(i) and the Treasury Regulations under Code Section 409A, and shall mean the Director’s death, Retirement, or termination from service on the Bank’s Board of Directors following a failure to be reappointed or reelected to the Board. For these purposes, the Director shall not be deemed to have a “Separation from Service” until the Director no longer serves on the Board of Directors of the Bank, or any member of a controlled group of corporations with the Bank within the meaning of Treasury Regulation 1.409A-1(h)(3). The Director will not be deemed to have a Separation from Service if the Bank anticipates the Director becoming an employee of the Bank.

(q)	Years of Service, for vesting purposes, shall mean all time spent as a Director of the Bank or a Director of any predecessor in interest of the Bank (including, for this purpose, Years of Service as a Director of the Dedham Cooperative Bank), whether or not such service commenced before the Effective Date of this Plan. For former directors of Dedham Cooperative Bank who became members of the Bank’s advisory board on the effective date of the merger of Dedham Cooperative Bank into the Bank, Years of Service shall include periods of service on the Bank’s advisory board. For these purposes, Years of Service shall be based on each full 12 month period of service as a Director, counted from the Director’s initial date of service.

3.	Benefit Payable.

(a)	General. No person shall be entitled to receive any benefits under this Plan unless he or she has had a Termination of Service and is no longer serving as a Director of the Bank.

(b)	Retirement.

(i)	Retirement After Full-Vesting Date and Attainment of Age 70. A Director who Retires after the Full-Vesting Date and on or after his 70th birthday will receive the Normal Plan Benefit.

(ii)	Retirement at Age 70 But Prior to Full-Vesting Date. A Director who commenced service prior to the 2009 Calendar Year but who does not have 10 Years of Service at the time of retirement, is not entitled to any benefit under the Plan. A Director who commenced service in or after the 2009 Calendar Year who retires at age 70 and before five Years of Service is not entitled to any benefit under the Plan. A Director who commenced service in or after the 2009 Calendar Year who retires on or after age 70 after five Years of Service but before 15 Years of Service will be entitled to a Reduced Benefit. The Reduced Benefit shall be 50% for the first five Years of Service and shall be increased by five percent for each Year of Service with the Bank thereafter until retirement.

(iii)	Retirement After Full-Vesting Date and Attainment of Age 65. Except to the extent set forth in this Section 3, a Director who commenced service prior to the 2009 Calendar Year and who Retires after the Full-Vesting Date and on or after attainment of age 65 but prior to age 70, will receive 50% of the Normal Plan Benefit. A Director who commenced service in or after the 2009 Calendar Year shall be entitled to the benefit set forth in Section 3(b)(v) below, rather than any benefit under this Section 3(b)(iii).

(iv)	Special Grandfather Provision for former Dedham Cooperative Bank Directors who Retire After 5 Years of Service as a Dedham Cooperative Bank Directors and Before 10 Years of Service and/or Before Age 65. A former Dedham Cooperative Bank director who is a party to a Director Fee Continuation Agreement and who Retires after 5 Years of Service (on the board of Dedham Cooperative Bank) but before (i) the Full Vesting Date or (ii) before Age 65 shall be entitled to the Reduced Plan Benefit.

(v)	Retirement by Directors who Commenced Service In or After the 2009 Calendar Year. A Director who commences service in or after the 2009 Calendar Year shall be entitled to a Reduced Plan Benefit equal to 50% of the Normal Plan Benefit if such Director Retires after five (5) Years of Service as a Director. For each Year of Service thereafter, the Director’s vested percentage will increase by 5% until the Director becomes 100% vested in the Normal Retirement Benefit.

(c)	Commencement of Payments. If a Director is entitled to all or a portion of the Normal Plan Benefit or Reduced Plan Benefit in accordance with Section 3(b) above, such benefit shall be payable, except as specified below, commencing within ninety (90) days after the date on which the Director has a Termination of Service. Notwithstanding the foregoing, a Director who is entitled to a benefit under Section 3(b)(v) shall be entitled to the Reduced Plan Benefit or Normal Plan Benefit commencing on the later of attainment of age 65 or 90 days after the date on which the Director has a Termination of Service.

(d)	Death. If a Director dies while serving as a Director, his Beneficiary, determined pursuant to Section 5 hereof, will receive a lump sum amount equal to the Present Value of the Normal Plan Benefit. If a Director has Retired and is receiving a benefit in accordance with Section 3(b) but dies prior to receiving the entire benefit to which he is entitled, the Director’s Beneficiary, determined pursuant to Section 5 hereof, will receive a lump sum amount equal to the Present Value of the balance of such benefit. Any such lump sum benefit shall be paid to the Director’s Beneficiary no later than ninety (90) days after the Director’s date of death.

(e)	Disability. A Director who ceases to serve as a Director due to Disability and meets the requirements set forth in Section 4, will receive the benefit described in Section 4.

(f)	Specially Defined Cause. A Director whose services as a Director are terminated for Specially Defined Cause will receive no Plan benefit.

4.            Disability Under the Plan.

(a)	A Director may be considered to have a Disability under this Plan. A Director shall be determined to have a Disability hereunder if the Director (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees or non-employee directors of the Bank; or (iii) is determined to be totally disabled by the Social Security Administration. In making a determination of a Disability hereunder, the Bank shall follow any guidance or regulations issued by the Internal Revenue Service pursuant to Section 409A of the Internal Revenue Code of 1986, as amended.

(b)	If a Director ceases to be a Director due to Disability, he will receive his Normal Plan Benefit commencing no later than ninety (90) days after Termination of Service due to Disability.

5.	Beneficiary Designation Procedure. Each Director may designate one or more Beneficiaries to receive, upon his death, specified percentages of any death benefit payable pursuant to Section 3(d). The Director shall designate any such Beneficiaries in writing and shall submit such writing to the President of the Bank. Only designated Beneficiaries alive at the Director’s death shall be entitled to share in the benefit payment. Absent a contrary specification by the Director in writing submitted to the President of the Bank, each Beneficiary alive at the Director’s death (or in the case of the Beneficiary’s death after the Director’s death, the Beneficiary’s estate) shall share equally in death benefit payments. If no designated Beneficiary is alive at the Director’s death, his or her surviving spouse shall be entitled to any death benefit payments. If the Director dies leaving neither a designated Beneficiary nor a surviving spouse, his estate shall be entitled to any death benefit payments.

6.	Alienability and Assignment Prohibition. Except to the extent specifically provided in Section 5, neither the Director, his surviving spouse nor any other Beneficiary under the Plan shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify or otherwise encumber in advance any of the benefits payable hereunder nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance owed by the Director, nor be transferable by operation of law in the event of bankruptcy, insolvency or otherwise. In the event the Director or any Beneficiary attempts assignment, commutation, hypothecation, transfer or disposal of the benefits hereunder, the Bank’s liabilities hereunder shall forthwith cease and terminate.

7.	Binding Obligation of the Bank and any Successor In Interest. This Plan shall bind the Director and the Bank, their heirs, successors, personal representatives and permitted assigns. The Bank expressly agrees that it shall not consolidate into or with another bank or sell substantially all of its assets to another bank, firm or person until such bank, firm or person expressly agrees in writing to assume and discharge the duties and obligations of the Bank under this Plan.

8.	Applicable Law. This Plan shall be governed by, and construed and enforced in accordance with the substantive laws of the Commonwealth of Massachusetts, without regard to its principles of conflicts of laws.

9.	Entire Agreement. This Plan constitutes the entire agreement between the Bank and the Directors, their surviving spouses and beneficiary(ies) pertaining to its subject matter and supersedes all prior and contemporaneous agreements, understanding, negotiations, prior draft agreements, and discussions of the parties, whether oral or written.

10.	Withholding. The Bank may withhold from any amounts payable under this Plan such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

11.	Interpretation. When a reference is made in this Plan to sections or exhibits, such reference shall be to a section of or exhibit to this Plan unless otherwise indicated. Reference to sections include subsections which are part of the related sections (e.g., a section numbered “Section 5(a)” would be part of “Section 5” and references to “Section 5(a)” would also refer to material contained in the subsection described as “Section 5(a)(i)”). The recitals hereto constitute an integral part of this Plan. The headings contained in this Plan are for reference purposes only and shall not affect in any way the meanings or interpretation of this Plan. Whenever the words “include,” “includes” or “including” are used in this Plan, they shall be deemed to be followed by the words “without limitation.” The phrases “the date of this Plan,” “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in Section 1 hereof. Unless the context otherwise requires, whenever used in this Plan, the singular shall include the plural, the plural shall include the singular, and the masculine gender shall include the feminine gender and vice versa

12.	Regulatory Provisions. The Directors confirm that they are aware of the fact that the Federal Deposit Insurance Corporation and/or the Massachusetts Division of Banks has the power to preclude the Bank from making payments to a Director under this Plan under certain circumstances. The Directors agree that the Bank shall not be deemed to be in breach of this Plan if it is precluded from making a payment otherwise payable hereunder by reason of regulatory requirements binding on the Bank.

13.	Communications. All notices and other communications hereunder shall be in writing and shall be given by hand, sent by facsimile transmission with confirmation of receipt requested, sent via a reputable overnight courier service with confirmation or receipt requested, or mailed by registered or certified mail (postage prepaid and return receipt requested) to the parties at their respective addresses set forth below (or at such other address for a party as shall be specified by like notice), and shall be deemed given on the date on which delivered by hand or otherwise on the date of receipt as confirmed. Notices sent to the Bank shall be addressed to it at its head office, Attention: President, and notices to the Directors shall be addressed to their last address as provided in writing to the Bank.

14.	Amendment/Revocation. This Plan shall not be amended or modified at any time, in whole or part, as to any Director, without the mutual written consent of the Director and the Bank, and such mutual consent shall be required even if the Director is no longer in the service of the Bank. In the event that any of the provisions of this Plan or portion hereof are held to be inoperative or invalid by any court of competent jurisdiction, or in the event that any legislation adopted by any governmental body having jurisdiction over the Bank would be retroactively applied to invalidate this Plan or any provision hereof or cause the benefits hereunder to be taxable, then: (1) insofar as is reasonable, effect will be given to the intent manifested in the provisions held invalid or inoperative, and (2) the validity and enforceability of the remaining provisions will not be affected thereby. In the event that the intent of any provision shall need to be construed in a manner to avoid taxability, such construction shall be made by the Bank, as administrator of the Plan, in a manner that would manifest to the maximum extent possible the original meaning of such provisions.

Subject to the requirements of Code Section 409A, in the event of complete revocation of the Plan, the Plan shall cease to operate and the Bank shall pay out to the Director his benefit as if the Director had Separated from Service as of the effective date of the complete revocation. Such complete revocation of the Plan shall occur only under the following circumstances and conditions: (1) The administrator may revoke the Plan within 12 months of a corporate dissolution taxed under Code Section 331, or with approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that the amounts deferred under the Plan are included in the Director’s gross income in the latest of (i) the calendar year in which the Plan revokes; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the payment is administratively practicable. (2) The Bank may revoke the Plan by Board action taken within the 30 days preceding a Change in Control (but not following a Change in Control), provided that the Plan shall only be treated as revoked if all substantially similar arrangements sponsored by the Bank are revoked so that the Director and all Directors under substantially similar arrangements are required to receive all amounts of compensation deferred under the revoked arrangements within 12 months of the date of the revocation of the arrangements. For these purposes, “Change in Control” shall be defined in accordance with the Treasury Regulations under Code Section 409A. (3) The Bank may revoke the Plan provided that (i) the termination and liquidation does not occur proximate to a downturn in the financial health of the Bank, (ii) all arrangements sponsored by the Bank that would be aggregated with this Plan under Treasury Regulations Section 1.409A-1(c) if the Director covered by this Plan was also covered by any of those other arrangements are also revoked; (iii) no payments other than payments that would be payable under the terms of the arrangement if the revocation had not occurred are made within 12 months of the revocation of the arrangement; (iv) all payments are made within 24 months of the revocation of the arrangements; and (v) the Bank does not adopt a new arrangement that would be aggregated with any revoked arrangement under Treasury Regulations Section 1.409A-1(c) if the Director participated in both arrangements, at any time within three years following the date of revocation of the arrangement.

15.	Acceleration of Payments. Except as specifically permitted herein or in other sections of this Plan, no acceleration of the time or schedule of any payment may be made hereunder. Notwithstanding the foregoing, payments may be accelerated hereunder by the Bank, in accordance with the provisions of Treasury Regulation Section 1.409A-3(j)(4) and any subsequent guidance issued by the United States Treasury Department. Accordingly, payments may be accelerated, in accordance with requirements and conditions of the Treasury Regulations (or subsequent guidance) in the following circumstances: (i) as a result of certain domestic relations orders; (ii) in compliance with ethics agreements with the Federal Government; (iii) in compliance with ethics laws or conflicts of interest laws; (iv) in limited cash-outs (but not in excess of the limit under Code Section 402(g)(1)(B)); (v) in the case of certain distributions to avoid a non-allocation year under Code Section 409(p); (vi) to apply certain offsets in satisfaction of a debt of the Director to the Bank; (vii) in satisfaction of certain bona fide disputes between the Director and the Bank; or (viii) for any other purpose set forth in the Treasury Regulations and subsequent guidance.

16.	Payment of Code Section 409A Taxes. This Plan shall permit the acceleration of the time to pay any taxes that may become due at any time that the arrangement fails to meet the requirements of Code Section 409A and the regulations and other guidance promulgated thereunder. Such payments shall not exceed the amount required to be included in income as the result of the failure to comply with the requirements of Code Section 409A.

17.	Confidential Information. In order to be eligible for a benefit hereunder (or the continuation of a benefit hereunder), a Participant shall adhere to all policies, guidelines, ethical standards and applicable laws and regulations regarding confidential information applicable to members of the Board.

Adopted by the Board of Directors on July 18, 2013.

needham bank

FIRST Amendment TO

second amended and restated director retirement plan

WHEREAS, Needham Bank (hereinafter referred to as “Bank”) previously established the Needham Bank Second Amended and Restated Director Retirement Plan, effective July 18, 2013 (the “2013 Plan”) in order to induce individuals to serve as non-employee directors (“Directors”), to reward those who have served the Bank loyally for a significant number of years upon retirement from the Board of Directors of the Bank, and to encourage others to serve in their stead; and

WHEREAS, the 2013 Plan provides certain benefits to the Bank Directors (or their Beneficiary) in the form of a supplemental retirement benefit payment which shall occur upon certain events provided for within the 2013 Plan; and

WHEREAS, the Bank and the Directors wish to further amend the 2013 Plan in the manner set forth herein in order to modify the vesting schedule for Directors of the Bank who become Directors on or after 2009; and

WHEREAS, the Bank now wishes to amend the 2013 Plan by providing an increased Normal Plan Benefit; and

WHEREAS, Section 14 of the 2013 Plan entitled “Amendments/Revocation” provides for the modification of the 2013 Plan through the consent and execution of this First Amendment to Second Amended and Restated Director Retirement Plan by the Bank and the Bank’s participating Director(s).

NOW THEREFORE, for good and valuable consideration, the sufficiency of which shall not be questioned, the Bank does hereby amend the 2013 Plan as follows:

1.            The definition of “Bank” under Section 2(b) of the 2013 Plan is hereby deleted in its entirety and the following new definition substituted therefor:

“(b)	Bank is Needham Bank and its subsidiaries.”

2.            The definition of “Normal Plan Benefit” under Section 2(i) of the 2013 Plan is hereby deleted in its entirety and the following new definition substituted therefor:

“(i)	Normal Plan Benefit shall mean an amount equal to seventy percent (70%) of the highest Annual Director Fee Amount for such Director for up to five (5) Calendar Years preceding the Calendar Year in which the Director ceases to serve as Director. Such amount will be paid in equal monthly payments for 120 months. An Inside Director who becomes a Director for twelve (12) consecutive months, will be eligible to receive a Normal Plan Benefit as provided herein.”

3.	All other provisions of the 2013 Plan shall remain in full force and in effect as presently written.

IN WITNESS WHEREOF, the Bank has executed this First Amendment to Second Amended and Restated Director Retirement Plan on this 1st of January, 2022.

Needham Bank:

By:	/s/ Chris Lynch

Title:	Chairman Compensation Committee

needham bank

SECOND Amendment TO

second amended and restated director retirement plan

WHEREAS, Needham Bank (hereinafter referred to as “Bank”) previously established the Needham Bank Second Amended and Restated Director Retirement Plan, effective July 18, 2013 (the “2013 Original Plan”), as amended by the First Amendment to Second Amended and Restated Director Retirement Plan effective January 1, 2022 (the “2022 Amendment” and together with the 2013 Original Plan, the “2013 Amended Plan”) in order to induce individuals to serve as non-employee directors (“Directors”) and to reward those who have served the Bank loyally for a significant number of years upon retirement from the Board of Directors of the Bank; and

WHEREAS, the 2013 Amended Plan provides certain benefits to the Bank Directors (or their Beneficiary) in the form of a supplemental retirement benefit payment which shall occur upon certain events provided for within the 2013 Amended Plan; and

WHEREAS, the Bank and the Directors wish to further amend the 2013 Amended Plan in the manner set forth herein in order to modify the vesting schedule for existing and future Directors of the Bank; and

WHEREAS, Section 14 of the 2013 Amended Plan entitled “, Amendments/Revocation provides for the modification of the 2013 Amended Plan through the execution of this Second Amendment to Second Amended and Restated Director Retirement Plan by the Bank and the consent of the Bank’s participating director(s).

NOW THEREFORE, for good and valuable consideration, the sufficiency of which shall not be questioned, the Bank does hereby amend the 2013 Amended Plan as follows:

1)            Section 2., Certain Definitions, subsection (g) Full-Vesting Date, is deleted in its entirety and replaced with the following:

“(g)	Full-Vesting Date, for persons who are Directors as of December 31, 2022, such Full Vesting Date shall be the effective date of the Second Amendment to the Needham Bank Second Amended and Restated Director Retirement Plan. For persons who are Inside Directors, such Full Vesting Date shall be upon completion of twelve (12) full consecutive calendar months as an Inside Director serving the Bank.”

2)            Section 2., Certain Definitions, subsection (i) Normal Plan Benefit, is deleted in its entirety and replaced with the following:

“(i) Normal Plan Benefit shall mean: (A) for Directors as of December 31, 2022, an amount equal to seventy percent (70%) of the highest Annual Director Fee Amount for such Director paid to the Director over the immediately preceding consecutive five (5) Calendar Years or (B) for Directors as of January 1, 2023, any benefit shall require both: (a) the recommendation, together with specific vesting schedule of the Governance Committee and (b) the majority vote by the Board of Directors, together with specific vesting schedule. Such amount will be paid in equal monthly payments for 120 months. An Inside Director who also serves as Chairman shall be eligible for a benefit of the greater of either (i) 1.25 times the highest paid Director or (ii) seventy percent (70%) of the previous Chairman’s 5-year highest compensation. An Inside Director, not serving as Chairman, shall be compensated at seventy percent (70%) of the average highest pay of all sitting Directors.”

3)            Section 2., Certain Definitions, subsection (j) Partial Vesting Date, is deleted in its entirety and replaced with the following:

“(j)           Reserved”

4)            Section 2., Certain Definitions, subsection (m) Reduced Plan Benefit, is deleted in its entirety and replaced with the following:

“(m)         Reserved”

5)            Section 3., Benefit Payable, subsection (b)[should add (i)] Retirement, is deleted in its entirety and replaced with the following:

“(b) Retirement.

Retirement After Full-Vesting Date and Attainment of Age 62. A Director who Retires after the Full-Vesting Date and on or after his or her 62nd birthday will receive the Normal Plan Benefit.”

6)            Section 3., Benefit Payable, subsection (c) Commencement of Payments, is deleted in its entirety and replaced with the following:

“(c)            Commencement of Payments. If a Director or Inside Director is entitled to the Normal Plan Benefit in accordance with Section 3(b) above, such benefit shall be payable within ninety (90) days after the date on which the Director or Inside Director, as applicable, has a Termination of Service.”

7)	Effective as of January 1, 2023, Section 3 of the 2013 Amended Plan shall be amended to add a new Section 3(g) as follows:

(g)	“Acceleration of Vesting Upon a Change in Control. In the event of a Change in Control, the Full-Vesting Date shall be accelerated in full effective as of the date of the Change in Control, provided that the Director has not resigned nor been terminated prior to such date and provided that such acceleration is not prohibited under Code Section 409A.”

8)	All other provisions of the 2013 Amended Plan shall remain in full force and in effect as presently written.

IN WITNESS WHEREOF, the Bank has executed this Second Amendment to the Second Amended and Restated Director Retirement Plan on this 31st of June, 2023.

Needham Bank:

By:	/s/ Chris Lynch

Title:	Chairman Compensation Committee

PURSUANT TO SECTION 14, AMEDMENT AND REVOCATION, WRITTEN CONSENT IS TO BE PROVIDED BY THE BANK AND THE DIRECTORS, CURRENT AND FORMER, RECEIVING BENEFITS UNDER THE PLAN BEFORE ANY AMENDMENT TO THE PLAN IS EFFECTIVE.